Mail Stop 4561
									December 19, 2005

Mr. Peter S. Rummell
Chief Executive Officer
The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, FL 32202

      Re:	The St. Joe Company
		Form 10-K for Fiscal Year Ended December 31, 2005
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		Form 10-Q for Fiscal Quarter Ended June 30, 2005
		File No. 1-10466

Dear Mr. Rummell:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



								Sincerely,



      Steven Jacobs
      Accounting Branch Chief